Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269416

COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.

SUPPLEMENT NO. 7 DATED SEPTEMBER 19, 2024

TO THE PROSPECTUS DATED APRIL 12, 2024

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Cohen & Steers Income Opportunities REIT, Inc., dated April 12, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus. References herein to “we”, “us”, or “our” refer to Cohen & Steers Income Opportunities REIT, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to disclose the following acquisition and certain property-level indebtedness on a prior acquisition.

Acquisition of a Property

On September 18, 2024, the programmatic joint venture (the “JV”) between Cohen & Steers Income Opportunities REIT, Inc. (the “Company”) and The Sterling Organization, LLC (“Sterling”), through a wholly-owned subsidiary (the “Property Owner”), completed the purchase of certain property commonly known as Village on Pooler Parkway from West Plaza RE Holdings, LLC, an unaffiliated third party. Through its ownership interest in the JV, the Company indirectly owns a 99% interest in the Property Owner.

Village on Pooler Parkway is an approximately 142,000 square foot, fully leased open-air community shopping center built in 2014. The property’s tenants include retailers and restaurants such as TJ Maxx, Ross Dress for Less, Michael’s, PetSmart, Panera Bread, Buffalo Wild Wings and Jersey Mike’s. The total purchase price was $37.025 million, subject to closing costs, customary prorations and escrow arrangements. We funded the acquisition using proceeds from the financing of the Marketplace at Highland Village, as described below, and property-level indebtedness on Village on Pooler Parkway.

Closing of Mortgage on the Marketplace at Highland Village

On September 5, 2024, the Company, through the JV, obtained property-level indebtedness with respect to certain property commonly known as the Marketplace at Highland Village.